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                                 Exhibit (h)(32)

                               Services Agreement
                                     between
               One Group Mutual Funds, Bank One Trust Company, NA,
                            Kemper Services Company,
                          Kemper Distributors, Inc. and
                         The One Group Services Company.


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                               SERVICES AGREEMENT


         THIS AGREEMENT, made and entered into as of this 28th day of May, 1999, is by and between, One Group Mutual Funds ("Fund"), The One Group Service Co. ("Principal Underwriter"), Bank One Trust Company, N.A. ("Bank One"), Kemper Service Company ("KSvC"), and Kemper Distributors, Inc. ("KDI").

         WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); the Principal Underwriter is the agent of the Fund for the distribution of shares of the Fund; and Bank One is a national bank providing education and enrollment services in connection with retirement plans;

         WHEREAS, KSvC, a registered transfer agent, provides various administrative services, including recordkeeping, reporting and processing services, to retirement plans covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and KDI, a registered broker-dealer, distributes shares of investment companies to Plans;

         WHEREAS, it is contemplated that the appropriate fiduciary of a Plan (e.g., the trustee, a committee or other "named fiduciary") ("Plan Fiduciary") will either direct the investment

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of Plan assets in the Fund, or offer participants of the Plan ("Participants")
the opportunity to select the Fund as an investment for their individual accounts, and the Plan Fiduciary has designated KSvC as its agent for purposes of transmitting orders for purchases and requests for redemptions to the Fund on behalf of the Plan;

         WHEREAS, the Fund, Bank One, the Principal Underwriter, KDI, and KSvC desire to facilitate the investment by Plans in shares of the Fund, the provision of services for the benefit of Plans and Participants related to accounts in the Fund, including processing of Plan orders for purchases and redemptions of Fund shares; and the dissemination of information regarding the Fund to Plans and Participants; and

         WHEREAS, the Fund desires that KSvC provide certain administrative services (as described herein at ARTICLES 1, 2 and 3) on its behalf with respect to Plans, and KSvC is willing to perform such services;

         NOW, THEREFORE, the parties agree as follows:
ARTICLE 1. APPOINTMENT OF KSVC AS AGENT. The Fund hereby appoints KSvC as its agent for the limited purpose of receiving orders for purchases and requests for redemptions for Fund shares from Plans, and receipt thereof by KSvC shall constitute receipt by the Fund. The Fund further appoints KSvC as a co-

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transfer agent, responsible for transferring record ownership in connection with
Plans, orders for purchases and requests for redemptions of Fund shares. KSvC accepts this appointment subject to the terms and conditions herein.

ARTICLE 2. TRANSACTIONS IN FUND SHARES.

         SECTION 2.1 The Fund or its designee shall make Fund shares available for purchase by Plans, at a public offering price determined in a manner described in the applicable prospectus, which shall be the net asset value as determined by the prospectus.

         SECTION 2.2 PROCESSING OF ORDERS. (a) KSvC shall, as agent for the Fund, receive for acceptance from Plans orders for purchases and requests for redemptions, and stamp each order with the date and time received. KSvC shall determine each Plan's daily orders to correspond with instructions received from Plan Fiduciaries or Participants.

                   (b) Orders for purchases and requests for redemptions received in good form by KSvC prior to the determination of net asset value by the Fund ("Time of Pricing") on each day that the New York Stock Exchange is open ("Business Day") shall be priced at the net asset value effective on that day. Orders received after the Time of Pricing shall be priced at the net asset value effective on the next Business Day. A Plan's order for purchase

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shall not be deemed received "in good form" by KSvC until the Master Custodian
(described in Section 2.3) has received from the Plan funds necessary to settle the order, and KSvC has received purchase instructions in good order that balance to the order received.

                  (c) The Fund or its designee shall provide to KSvC closing net asset value, dividend and capital gain information determined at the close of trading on each Business Day no later than 6 p.m. Central Time.

                  (d) On each Business Day, KSvC shall transfer record ownership of the Fund's shares in accordance with the orders for purchases and requests for redemptions received from Plans prior to the Time of Pricing on that Business Day (T). KSvC shall transfer record ownership of the Fund's shares in accordance with orders for purchases and requests for redemptions received from Plans after the Time of Pricing on the next Business Day.

                  (e) KSvC shall use its best efforts to notify the Fund or its designee of (1) the total number of Fund shares purchased by Plans and, (2) the total number of shares redeemed by Plans (without identifying transactions on a Plan-by-Plan basis) on each Business Day (T) no later than 8 a.m. Central Time on the next Business Day (T+1), or such other specified

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time mutually acceptable to the parties ("Time of Transmission").

                  (f) The Fund or its designee shall confirm the net number of Fund shares purchased or redeemed by Plans on the prior Business Day (T) no later than 2 p.m. Central Time on the next Business Day (T+1), or such other time as mutually agreed by the parties. KSvC shall promptly review confirmation information and coordinate with the Fund or its designee to resolve any discrepancies. KSvC shall be responsible for providing confirmations of transactions to Plans and to Participants, as required under applicable laws.

         SECTION 2.3 SETTLEMENT. (a) Generally. A master custodial account will be maintained on behalf of Plans by Investors Fiduciary Trust Company ("Master Custodian") under the terms of a certain Master Custodial Agreement between the Plan Fiduciaries and the Master Custodian. Plan Fiduciaries will appoint KSvC to act as their agent to transmit instructions to the Master Custodian regarding the receipt and transfer of Plan assets in connection with the investment of Plan assets, including investment in the Fund.

                  (b) Settlement of Purchases. Acting as agent for Plan Fiduciaries, KSvC shall instruct the Master Custodian to wire the full purchase price for Fund shares purchased by Plans

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to the appropriate custodial account for the Fund (the "Fund Custodial Account")
no later than 11 a.m. Central Time on the next Business Day after the order is accepted by KSvC (T+1), or such other specified time mutually acceptable to the parties.

                  (c) Settlement of Redemptions. Full payment for total redemptions by Plans on each Business Day shall be wired by the Fund to the Master Custodial Account no later than 11 a.m. Central Time on the next Business Day after the order is accepted (T+1), or such other specified time mutually acceptable to the parties.

         SECTION 2.4 DIVIDENDS. All dividends declared or distributions made by the Fund shall be reinvested in shares of the Fund on behalf of Plans entitled to the dividend or distribution. Upon declaration of any dividend or other distribution with respect to Fund shares, the Fund or its designee shall provide KSvC information setting forth the date of declaration of the dividend or distribution, the exdividend date, the date of payment thereof, the record date on which Plans entitled to payment will be determined, and the amount payable per share to the Plans on that date.

ARTICLE 3. ADMINISTRATIVE SERVICES. KSvC shall provide the following administrative and recordkeeping services to the Fund.

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         SECTION 3.1 PLAN ACCOUNTING. KSvC shall maintain an individual securityholder account for each Plan on behalf of the Fund or its designee. KSvC shall promptly post to each Plan's securityholder account credits and debits containing the minimum and appropriate certificate detail representing all Fund shares purchased or redeemed by Plans, and shall dispatch (by electronic means, or as otherwise mutually agreed) to the Fund or its designee a record of all debits and credits for every security purchased or redeemed by each Plan within two Business Days after the day of the purchase or redemption transaction, or by such time as may be otherwise required under Section 17 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations thereunder. KSvC shall provide periodic account statements to each Plan that reflect the Plan's interest in the Fund.

         SECTION 3.2 PARTICIPANT ACCOUNTING. In accordance with directions by Plan Fiduciaries, KSvC shall maintain individual accounts for Participants, including a record of the number of shares of the Fund allocated to each Participant's individual account. If requested by the Plan Fiduciary, KSvC shall provide periodic account statements for each Participant that reflect Participants' interests in the Fund.

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         SECTION 3.3 PLAN FIDUCIARY AND PARTICIPANT INQUIRIES. KSvC shall investigate and respond to inquiries from Plan Fiduciaries and Participants, including responding to Participant inquiries regarding their individual accounts or regarding the Fund. if authorized by the Plan Fiduciaries, KSvC (acting together with KDI) shall make available to Plan Fiduciaries and Participants an "800" number service through which live operators will provide information about the Fund, answer Participant inquiries about their investment in the Fund, and receive Participant investment instructions. The Fund or its designee shall provide KSvC a telephone number and the name of an employee ("Point of Contact") for answering questions or inquiries that KSvC may have about the Fund and for forwarding Participant questions and inquiries that KSvC is unable to answer. At the request of KSvC, the Fund or its designee shall provide KSvC training to enable KSvC to respond to and answer Participant questions and inquiries.

         SECTION 3.4 COMMUNICATIONS. KSvC shall distribute prospectuses to Plans and Participants already invested in the Fund upon Participant request, or as otherwise directed by Plan Fiduciaries. KSvC shall notify the Fund or its designee of the number of prospectuses required, and the Fund or its designee shall, at their expense, provide KSvC with a sufficient quantity

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of Fund prospectuses. KSvC also may periodically distribute current Fund Sheets
(described in Section 5.2 below) to Plans and Participants already invested in the Fund. KSvC shall pay the cost of distributing these materials to Plan Fiduciaries and Participants.

         SECTION 3.5 PROXY MATERIALS. The Fund or its designee is responsible for making proxy solicitations to Plans. KSvC agrees, however, that it will prepare adequate computer tapes compatible with the Fund's or its designee's computer equipment and software so that the Fund or its designee may make proper proxy solicitations of Plans. The Fund or its designee shall provide KSvC fifteen (15) Business Day's prior written notice of the date that the Fund or its designee requires the computer tapes. KSvC shall have no responsibility with respect to unexecuted proxies.

         SECTION 3.6 BLUE SKY REPORTS. If, in the reasonable judgment of the Fund or its designee, blue sky information is required by applicable state securities laws or the interpretation thereof by applicable regulatory authorities, KSvC shall periodically prepare a report to the Fund or its designee, in accordance with a system approved by the Fund or its designee, showing by state all sales and redemptions of Fund shares by Plans.

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         SECTION 3.7 RECORDS.

                  (a) GENERAL. KSvC shall maintain and preserve all records required by law to be maintained and preserved in connection with providing the above described administrative services. To the extent required by Section 31 of the 1940 Act, and regulations thereunder, all such records are the property of the Fund, and shall be preserved, or surrendered promptly to the Fund or its agents on request. In addition, KSvC agrees that with respect any of its records that are required to be maintained in connection with its provision of services under this Agreement under section 17 of the 1934 Act, and regulations thereunder, (a) such records are subject at any time, or from time to time, to reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission (the "Commission") and any other regulatory agency having authority with respect to the Fund or its designee; and (b) KSvC will furnish to the Commission (and any other appropriate regulatory agency) upon demand, complete, correct and current hard copies of any and all such records.

         SECTION 3.8 TERMINATION OF SERVICES WITH RESPECT TO A PLAN.

         KSvC shall notify the Fund if it terminates its agreement for providing administrative services to a Plan. In that event,

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KSvC shall deliver to the Fund or its designee all securityholder records that the Fund is required to maintain under Section 17 of the 1934 Act and Section 31 of the 1940 Act, and applicable regulations, and the Fund or its designee shall thereafter be responsible for preserving, maintaining and posting such records on behalf of the Fund.

ARTICLE 4. FEE FOR ADMINISTRATIVE SERVICES. In consideration of the services provided under this Agreement, KSvC shall receive an administrative fee equal to 35 basis points per annum of the daily net asset value of assets invested by Plans in the Fund, computed monthly and paid quarterly in arrears. The Fund shall pay up to $18.00 per account and Bank One shall pay the balance.

ARTICLE 5. DISSEMINATION OF INFORMATION TO PROSPECTIVE PLAN INVESTORS.

         SECTION 5.1 MARKETING MATERIALS. KDI is authorized to develop and prepare materials describing the Fund for use in providing information about the Fund to Plans and Participants that may invest in Fund shares, including (but not limited to) a "Fund Sheet," as described by Section 5.2. KDI shall pay the cost of preparing and printing these materials. The Fund or its designee shall provide NASD approved historical Fund

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information to KDI in an automated electronic format agreed to by the parties to assist KDI in preparing the Fund Sheet. KDI shall submit any such materials to the Principal Underwriter for review and approval before use and the Principal Underwriter shall advise KDI in writing of its approval or disapproval within fifteen (15) Business Days of receiving any marketing materials.

         SECTION 5.2 FUND SHEET. KDI may develop a standardized format for a "Fund Sheet" that provides updated performance information about the Fund. KDI shall submit the Fund Sheet format to the Principal Underwriter for review and approval in accordance with Section 5.1. After receiving written approval of the format, KDI may prepare, update and distribute the Fund Sheet without any requirement for subsequent written approval; provided that (a) each version of the Fund Sheet is prepared or updated in accordance with the approved format, and (b) KDI provides a copy of each version of the Fund Sheet to the Principal Underwriter at least fifteen (15) days prior to first use.

         SECTION 5.3 ABSENCE OF REPRESENTATIONS WITH RESPECT TO FUND SHARES. Neither KDI nor KSvC is authorized to make any representations concerning shares of the Fund except those contained in either (a) the current Fund prospectus,
(b) other

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printed information supplemental to the current Fund prospectus and issued by either the Fund or Principal Underwriter, or (c) in materials prepared by KDI and approved by the Principal Underwriter pursuant to Section 5.1.

         SECTION 5.4 USE OF PROSPECTUS FOR MARKETING PURPOSES. KDI shall notify the Fund or its designee of the number of Fund prospectuses required for marketing purposes, and the Fund or its designee will provide KDI with a sufficient quantity at the Fund's own expense.

ARTICLE 6. EXPENSES. In addition to any costs or expenses specifically assumed by KSvC or KDI under this Agreement, KSvC shall be responsible for costs and expenses incident to its performance of its responsibilities under this Agreement. The Fund, Bank One and Principal Underwriter shall assume and pay all costs and expenses of their operations not specifically assumed by either KSvC or KDI under this Agreement.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES.

         SECTION 7.1 REPRESENTATIONS OF KDI AND KSVC. KDI and KSvC each represents and warrants:

                 (a) that it (1) is in material compliance with all applicable federal, state and securities laws, (2) is duly licensed and authorized to conduct business in every

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jurisdiction where such license or authorization is required, and (3) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

                  (b) that it will promptly notify the Fund or the Principal Underwriter in the event that it is for any reason unable to perform any of its obligations under this Agreement;

                  (c) that it will comply with all federal and state statutes and regulations applicable to its activities under this Agreement;

                  (d) for KSvC only, that it is a transfer agent registered under the 1934 Act and regulations thereunder; and

                  (e) for KDI only, that it is a broker-dealer registered under the 1934 Act and regulations thereunder, and the laws of all states and other jurisdictions necessary for the sale of Fund shares under this Agreement.

         SECTION 7.2 REPRESENTATIONS OF THE FUND. The Fund, Bank One, and Principal Underwriter each represents and warrants:

                  (a) that it (1) is in material compliance with all applicable federal, state and securities laws, (2) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and (3) has full authority to enter into this Agreement and

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carry out its obligations pursuant to the terms of this Agreement;

                  (b) that it shall promptly notify KDI and KSvC in the event that it is for any reason unable to perform any of its obligations under this Agreement;
                  (c) that it shall comply with all federal and state statutes and regulations applicable to its activities under this Agreement; and

                  (d) that (1) the Fund is an investment company registered under the 1940 Act, (2) a registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Fund being offered for sale, and (3) the Fund has registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so.

         SECTION 7.3 Y2K COMPLIANCE. Each party represents and warrants that the software used in connection with this Agreement is year 2000 compliant.

ARTICLE 8. TERM AND TERMINATION.

         8.1 TERM. This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below. The provisions of Sections 8.3,

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9.1, 9.2 and Article 10 shall survive any termination of this Agreement.

         8.2 TERMINATION. This Agreement may be terminated at the option of either party upon at least sixty (60) days, written notice. In the event of termination, KSvC will cease to provide services to Plans or to the Fund with respect to any new orders for additional shares of the Fund.

         8.3 CONTINUATION OF PLAN SERVICES. No fee shall be due to KSvC with respect to any Fund shares purchased or held by Plans after the termination of this Agreement. Notwithstanding any termination, to the extent Plans already are invested in shares of the Fund, Plans shall be permitted to maintain such investments, and KSvC may continue to provide administrative and recordkeeping services to Plans and Participants in connection with such investments. In this regard, the Fund or its designee shall have a continuing obligation to cooperate with KSvC in its provision of services to Plans, including, but not limited to:
(a) accepting redemption requests and other information from KSvC on behalf of Plans; (b) forwarding redemption proceeds and other distributions to the Master Custodial Account or to such other account as designated by KSvC; (c) providing closing net asset value, dividend and capital gain information as necessary to permit KSvC's performance of recordkeeping services for

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Plans, and (d) supplying to KSvC prospectuses and other shareholder communication materials necessary for KSvC's performance of services for Plans. KSvC shall notify the Fund in the event that KSvC no longer provides services to a particular Plan.

ARTICLE 9. INDEMNIFICATION.

         Section 9.1 INDEMNIFICATION OF FUND, BANK ONE, AND PRINCIPAL UNDERWRITER. (a) KSvC shall indemnify and hold harmless the Fund, Bank One, and Principal Underwriter and their respective directors, officers, employees, and agents against any claims or liabilities suffered to the extent arising from any act of commission or omission by KSvC relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other reasonable out-of-pocket costs of defending against any claims or liability; provided, however, that KSvC shall not be responsible for any claims or liabilities that arise from the negligence or willful misconduct of the Fund, Bank One, or Principal Underwriter, or their respective directors, officers, employees and agents.
                  (b) KDI shall indemnify and hold harmless the Fund, Bank One, and Principal Underwriter and their respective directors, officers, employees, and agents against any claims or

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liabilities suffered to the extent arising from any act of commission or omission by KDI relating to this Agreement, including reasonable legal fees and other reasonable out-of-pocket costs of defending against any claims or liability; provided, however, that KDI shall not be responsible for any claims or liabilities that arise from the negligence or willful misconduct of the Fund, Bank One, or Principal Underwriter, or their respective directors, officers, employees and agents.

         SECTION 9.2 INDEMNIFICATION OF KDI AND KSVC. The Fund, Bank One and Principal Underwriter shall each indemnify and hold harmless KDI and KSvC and their respective directors, officers, employees and agents against any claims or liabilities suffered to the extent arising from any act of commission or omission by the Fund, Bank One, or Principal Underwriter relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other reasonable out-of-pocket costs of defending against any claims or liability; provided, however, that neither the Fund, Bank One, nor Principal Underwriter shall be responsible for any claims or liabilities that arise from the negligence or willful misconduct of KDI or KSvC, or their respective directors, officers, employees and agents.

ARTICLE 10. CONFIDENTIALITY. All non-public books, records, information and data pertaining to the business of another party

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that are exchanged or received pursuant to the negotiation or the performance of this Agreement shall remain confidential, and shall not be voluntarily disclosed by any party without the prior written consent of the other party, except as may be required by law or by such party to carry out this Agreement, or an order of any court, governmental agency or regulatory body. Further, during the term of this Agreement and for two years thereafter, the Fund, Bank One and Principal Underwriter agree that they may not use the identity of Plans that have named KSvC as agent in connection with this Agreement, or any other information about such Plans obtained in connection with this Agreement, except for purposes of this Agreement; and that any information about Plans obtained in connection with this Agreement may not be used to compete with the relationship of KSvC or any of its affiliates with the Plans.

ARTICLE 11. RELATIONSHIP OF PARTIES. Except to the extent of KSvC's appointment as agent under Article I of this Agreement, KSvC shall act only as agent for Plans or on its own behalf. it is understood the parties are independent contractors and not partners, co-venturers, or employees of each other.

ARTICLE 12. NON-EXCLUSIVITY. Nothing in this Agreement shall prohibit either (a) KSvC or any of its affiliates from entering agreements similar to this Agreement with organizations other

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than the Fund, Bank One or Principal Underwriter that also make available shares of mutual funds or other investment options to Plans; or (b) the Fund, Bank One, or Principal Underwriter from providing administrative or recordkeeping services to retirement plans, or from soliciting any such plan (or its sponsor or fiduciary) to enter into an arrangement with the Fund, Bank One, or Principal Underwriter, or any of their affiliates for such services, or from otherwise providing any type of service or product to any person, whether alone or in participation with others.

ARTICLE 13. MISCELLANEOUS.

         SECTION 13.1 AMENDMENT AND WAIVER. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all parties hereto.

         SECTION 13.2 NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be hand delivered or mailed by certified mail, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties,

         If to KDI or KSvC:

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                  222 South Riverside Plaza
                  Chicago, Illinois 60603
                  ATTN: Herbert A. Christiansen
                        Senior Vice President

         If to the Fund, Bank One or Principal Underwriter:

                  The One Group
                  3435 Stelzer Road
                  Columbus, Ohio 43219
                  ATTN: Mark S. Redman
                        President

Any notice, demand or other communication given in a manner prescribed in this
Section 13.2 shall be deemed to have been delivered on receipt.

         SECTION 13.3 SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by any party without the written consent of the other parties, except that a party may assign this Agreement to an affiliate having the same ultimate ownership as the assigning party without such consent, but such party shall not be relieved of its responsibilities hereunder by reason of such assignment.

         SECTION 13.4 GOVERNING LAW, This Agreement shall be governed by, and construed and enforced in accordance with applicable federal law and the laws of the State of Illinois.

         SECTION 13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be

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an original but all of which together shall constitute one agreement.

         SECTION 13.6 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         SECTION 13.7 CAPTIONS. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the interpretation or construction of this Agreement.

         SECTION 13.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties, by their duly authorized officers, have caused this Agreement to be executed as of the day and year above written.


KEMPER DISTRIBUTORS, INC.                   THE ONE GROUP

By:    /s/  H.A. Christiansen               By:    /s/ James T. Gillespie
   ---------------------------                 ----------------------------
Name:  H.A. Christiansen                    Name:  /s/ James T. Gillespie
     -------------------------                   --------------------------
Title: Vice President                       Title: Vice President
      ------------------------                    -------------------------

KEMPER SERVICE COMPANY                      BANK ONE TRUST COMPANY, N.A.

By:    /s/  H.A. Christiansen               By:    /s/ Jeffrey J. Korgl
   ---------------------------                 ----------------------------
Name:  H.A. Christiansen                    Name:  /s/ Jeffrey J. Korgl
     -------------------------                   --------------------------
Title: Senior Vice  President               Title: Director of Product Mgmt.
      ------------------------                    -------------------------

                         THE ONE GROUP SERVICES COMPANY

                                              By:   /s/ Mark S. Redman
                                                 -------------------------
                                              Name: /s/ Mark S. Redman
                                                   -----------------------
                                              Title: President
                                                    ----------------------